TRANSLATION FROM FRENCH

COOPERATION AGREEMENT

BETWEEN

HELION S.A., a French corporation with capital of 534,000 Euros, having its registered office at 1100 Avenue Jean-Rene Guillibert Gautier de la Lauziere, 13791 Aix-en-Provence, registered in the Aix-en-Provence Trade and Companies Register under number 435 050 737, Represented by Mr. Guy Ducroux, President and Chief Executive Officer (hereinafter called "HELION")

AND

SORAPEC S.A. , a French corporation with capital of 10,147,700 Francs, having its registered office at 192 Rue Carnot, 94120 Fontenay-sous-Bois, registered in the Creteil Trade and Companies Register under number 324 502 194, represented by Mr. Bernard Nicolas, Chairman (hereinafter called "SORAPEC")

Hereinafter called individually or jointly "the Party/Parties."

WHEREAS

HELION is a company whose purpose is to research, design, improve, manufacture, and sell fuel-cell generators particularly for naval propulsion and power as well as for urban mass transit vehicles.

SORAPEC is a company whose purpose is in particular to design, develop, improve, manufacture, and sell the "core" module of fuel cells, referred to as "stacks".

In connection with its work, HELION is currently investigating various sources of development, industrialization, and supply of the "core" of fuel cells for use in the generators that it designs and develops for industrial realization in its areas of business.

SORAPEC is currently seeking partners with to develop and industrialize its fuel cell "stacks".

During joint discussions, HELION and SORAPEC have determined that some of their competencies and/or developments are complementary, and they have decided to cooperate according to the terms and conditions described herein.

NOW THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

For the purposes of this Agreement, the following terms are defined as indicated:

1.1 Agreement: the present agreement, including its appendices and any future amendments.

1.2     Knowledge: all commercial, financial, scientific and technical information or data, whether patentable or not, and all related intellectual property and/or industrial rights (including, without limitations, patents, know-how, software) disclosed by one Party to the other, verbally or in writing, according to the terms and conditions of the present Agreement, and including without limitation all written and printed documents, samples, models, materials and more generally all forms and means of disclosure of the Knowledge selected by the Parties. The term "Knowledge" also includes all data and information derived from evaluations and tests of all materials, software, including without limitation products, services, development, engineering.

1.3     Fuel Cell or FC: a fuel cell system consisting of a Stack, a compressor, a humidifier (unless the humidifier is integrated in the Stack), a cooling system and a control system which, together, constitute an electric generator

1.4     Project: the cooperative efforts which will lead to the definition and design of a Fuel Cell integrating a Stack meeting the technical and operational requirements jointly defined by the Parties pursuant to this cooperation Agreement.

1.5 Intellectual Property: includes, without limitation, the Knowledge, patentable or not, patented or not, drawings or models, trademarks, tooling, documents including copyrighted software.

1.6     Prior Intellectual Property: all Intellectual Property owned by either Party prior to the execution of the Agreement or acquired by either Party at a later date but outside of the framework of the Agreement.

1.7 Results: include
* All new Knowledge, inventions and processes developed during the course of the Project,
*

All ideas, designs, drawings, molds, technical know-how, study outcomes, specifications, software, whether they be of a nature to provide industrial or intellectual property rights, or not, and more generally the know-how developed in the framework of the Project.

1.8     Affiliated Company: Any company that directly or indirectly controls one of the Parties or is controlled by one of the Parties or together with one of the Parties is under common control. For purposes of the foregoing sentence the term "control" designates direct or indirect ownership of more than fifty per cent (50%) of the voting shares of a company.

1.9 Stack: the "core-module of a Fuel Cell, is an assembly of multiple cells consisting of bipolar plates, electrodes, polymer membranes and, in some designs, of humidifiers integrated into the Stack.

ARTICLE 2 - PURPOSES

The purpose of the present Agreement is to define the conditions according to which HELION and SORAPEC will cooperate in the framework the Project.

ARTICLE 3 - OPERATING MODE

3.1     Project Implementation

        The program, timetable, objectives and task allocation of the Project are described in Appendix I of this Agreement.

        During the term of this Agreement, HELION and SORAPEC will allocate the appropriate human resources for the Project to allow its timely execution. During this period, the designated staff members will remain under the authority of their respective employers and neither Party shall have the right to recruit an employee of the other.

        The Parties agree that one Party may subcontract out some of its Project tasks to third parties, subject to the prior approval of the other. Prior approval, however, shall not apply for subcontracts entered into prior to the date of execution of this Agreement.

        Project status reviews will be effected by HELION and SORAPEC on a quarterly basis, starting from the date of execution of this Agreement, by a steering committee as described hereinafter.

3.2     Project Management

        This Agreement will be managed at 2 levels:

*	A project manager appointed by each Party
*	A joint steering committee
3.2.1

Each Party shall designate a project manager (whose name shall be provided to the other in writing) who shall be responsible for the tasks allocated to such Party and who will be the contact person for such Party (hereinafter the "Manager(s)"). The two Managers are therefore expected to have frequent interactions and to work together on the following:

	*	Prepare, initiate and monitor the activities which have been decided upon,
	*	Update the work plan and progress monitor,
	*	Define rules to manage jointly developed documentation,
	*	Prepare and submit to the Steering Committee information needed for its decisions
	*	Attempt to resolve problems

The Managers report jointly to the steering committee. They meet on a regular basis and submit a quarterly progress report to the steering committee, describing tasks that have been completed, that are in progress or are scheduled to start. This progress report includes an up-to-date planning of all contract tasks, progress and cost benchmarks, a list of documents to be produced and corresponding timetable. The progress report outlines difficulties of any nature that may have arisen and includes proposals submitted to the decision of the committee.

3.2.2	The Steering Committee consists of an equal number of representatives of each Party (whose names are provided to the other Party in writing) as follows:
	*	One permanent representative appointed by each Party
	*	The two Managers as described in paragraph 3.2.1 above
	*	An expert staff member selected by each Party on a temporary or permanent basis.

The Steering Committee is presided by the Helion representative. All decisions are made jointly. The Steering Committee's role is to supervise the execution of this Agreement and:

*	Decide the action and development plan consistent with Project goals and approved budgets,
*	To determine and commit the resources needed to execute the plan, the President having authority to request that the Parties make such resources available when needed
*	To oversee project planning and progress,
*	To monitor expenses and decide, if necessary, a budget increase,
*	To attempt to resolve all problems regarding technical or financial issues, timing, intellectual property and others
*	To decide to re-orient the Project if necessary,
*	To reach an amicable settlement of conflicts that could not have been resolved by the Managers.

The Steering Committee meets on a quarterly basis or at any time at the request of a Manager. It reviews the progress reports, guides the Managers, sets priorities and deadlines. It approves the overall planning. Minutes are kept for each meeting, which are signed by the members and submitted to each Party management.

ARTICLE 4 - FINANCIAL CONSIDERATIONS

4.1     Each Party shall bear the costs related to its tasks pursuant to the development and action plan within the limits of the set corresponding budgets.

4.2     Each Party will have the right to seek external financing with respect to Project tasks, subject to the other party's prior approval of such financing agreements. The latter will be subject to approval as to amount and form of the external financing and related commitments that may affect the Parties. Proceeds will be allocated to the Parties in proportion to the expenses that were budgeted for each at the time the financing request was made.

4.3     The Parties specifically agree that, in the event the cost of work performed pursuant to the present cooperation Agreement should exceed the budgets established by the Parties based on reasonable assessments, the Parties will jointly determine the conditions to pursue their cooperation in relation to the set action plan and to the Project.

ARTICLE 5 - RESPONSIBILITIES

Each Party shall remain responsible for its employees who will respect the internal rules of the other Party's facilities. Each Party shall remain responsible for any injuries that its employees might suffer in the performance of their duties pursuant to this Agreement and waives any rights to seek damages from the other.

ARTICLE 6 - CONFIDENTIALITY

6.1     During the term of this Agreement and for a subsequent period of ten (10) years following its expiration, each Party agrees to consider as confidential, and not to disclose to third parties, whether for a monetary consideration or not, or in any form whatsoever, any information disclosed by the other Party pursuant to the present Agreement, in accordance with the terms of the confidentiality agreement executed by the Parties on April 3, 2001 and attached to this Agreement as Appendix 2.

6.2     Affiliated Companies and members of their respective staffs who need to know the information disclosed pursuant to the execution of the Agreement, are not considered as third parties for the purposes of this Agreement. However, it is expressly understood and agreed that the information will only be disclosed to Affiliated Companies subject to their having executed the confidentiality agreement attached to this Agreement. The Parties will take appropriate measures to insure that members of their respective staffs will not use the information for purposes other than performance under the Agreement. Each Party agrees to assume responsibility for any improper disclosure made by a member of its staff.

6.3     The Parties agree specifically that the content of the present Agreement is considered as confidential.

ARTICLE 7 - INTELLECTUAL PROPERTY

7.1     Prior Intellectual Property

        The implementation of the present Agreement shall not modify or affect in any way the industrial and/or intellectual property rights owned by the Parties prior to the date of this Agreement.

        Accordingly, the Parties shall keep the ownership of their respective Prior Intellectual Property. Subject to the clauses in Article 6 above, each Party agrees to disclose its Prior Intellectual Property to the other, to the extent such other Party needs to know the information for the purposes of this Agreement and only for such purposes.

        Notwithstanding the clauses in Article 8 below and the License Agreement, the present Agreement does not imply the grant of a license or of a right to use by one of the Parties, or the acquisition by one of the Parties of any right on the Prior Intellectual Property of the other.

7.2     Rules governing the production and management of the Knowledge and Results jointly generated by the
          Parties in the framework of the Project

In the context of the present Agreement, the Parties have defined common and reserved technical domains (hereinafter called "Reserved Technical Domain" and "Common Technical Domain") which are described in Appendix 3 of this Agreement.

The Parties have agreed to the following rules regarding industrial and/or intellectual property:

(i)

All Results pertaining to Helion's Reserved Technical Domain, as defined in Appendix 3 of this Agreement, will be the sole and exclusive property of Helion. Accordingly, Helion will have the sole and exclusive right to apply for patents concerning its inventions or innovations generated during the Project in such Domain.

(ii)

All Results pertaining to Sorapec's Reserved Technical Domain, as defined in Appendix 3 of this Agreement, will be the sole and exclusive property of Sorapec. Accordingly, Sorapec will have the sole and exclusive right to apply for patents concerning its inventions or innovations generated during the Project in such Domain.

(iii)

All Results pertaining to the Common Technical Domain, as defined in Appendix 3 of this Agreement, will be co-owned by the Parties. Accordingly, Helion and Sorapec will file jointly, and share the cost of any related patent application and they will co-own the patents according to the provisions of Article 7.3 below.

(iv)

The name of the inventors of each Party will be mentioned on patents generated in the performance of this Agreement, it being understood that each Party will be responsible for any rights its employee-inventors may have on such patented inventions.

7.3     In co-ownership situations as described in article 7.2 (iii) above, the Parties will agree and entrust one of them to handle all procedures related to application filing, foreign extensions and maintenance of such patents.

To this end, the Parties agree to give power of attorney to the Party elected to handle the related administrative procedures. In the event one of the Parties elects not to file an application and/or not to pursue a procedure and/or not to maintain one or several co-owned patents, in France and/or in a foreign country, the non-electing Party shall so advise the other in writing with sufficient notice as to allow the other to pursue the procedure and/or maintain the corresponding patent(s) at its own expense and for its sole benefit in the country in consideration.

The non-electing Party shall not be responsible for expenses incurred for patent prosecution or maintenance after the other party receives notice.

If one of the Parties wishes to sell its share of a co-owned patent to a third party, it shall so notify, by registered mail, the other Party which will then have a right of first refusal to match the third party's offer within three (3) months from the notification date. If such right of first refusal is not exercised within this 3-month period, the sale to the third party will be automatically consummated in compliance with article L.613-29 (e) of the Intellectual Property Code.

7.4     Each Party shall have the exclusive or shared right to publish, use, translate, adapt, reproduce and commercialize creations resulting from the Project that can be protected by copyrights, including plans, software, documentation, during the copyright protection period, without limitation of scope or destination as long as it owns, or co-owns, such creations in accordance with article 7.2 above.

7.5     The Parties further agree that, if, and as soon as one of them becomes aware that the present Agreement may infringe upon the industrial and/or intellectual property rights of a third party, or as soon as a third party alleges that Helion and Sorapec may be infringing, or as soon as one of the Parties becomes aware of any infringement by a third party, the Parties will share all information of a nature to defeat such infringement or allegation of infringement.

ARTICLE 8 - EXPLOITATION

Each Party is free to use, on a non-exclusive basis and free of charge, either directly or through licensees, the intellectual property generated jointly in the performance of this Agreement in accordance with article 7.2 above.

ARTICLE 9 - INTUITU PERSONAE

The present Agreement is being entered into in consideration of the persons involved; it cannot be assigned and it can be terminated without notice by either Party in the event of a change of ownership of the other, it being understood that either Party can transfer all or part of its rights and obligations under the present Agreement to any Affiliated Company subject to sending prior notification to the other.

ARTICLE 10 - EXTENSION OF RELATIONSHIP FOLLOWING COMPLETION OF THE PROJECT

In case the Project is successful and leads to the industrialization of Fuel Cells, the Parties will negotiate in good faith, at least six (6) months before the expiration date of the present Agreement, means to further cooperate and/or possibly join forces to manufacture Fuel Cells.

ARTICLE 11 - TERM - TERMINATION

11.1     The present Agreement shall become effective upon the date of its signature by both Parties. Its term is three (3) years starting from such date, and it can be renewed for additional one-year periods upon the recommendation of the Steering Committee. Unless otherwise agreed to by the parties in writing, it cannot exceed a total duration of 5 years from inception.

11.2     If one of the Parties wishes to terminate this Agreement in whole or in part, it shall submit its request in writing to the Steering Committee which will examine it and decide, within three (3) months, about the termination and related practical arrangements. All tasks that will have been started will need to be completed. Notwithstanding the provisions of article 11.3 and 11.4 below, neither Party shall have the right to request termination during the first two (2) years of this Agreement.

11.3     In the event that one of the Parties should be in default of one of its essential obligations pursuant to this Agreement, and that the default shall not have been cured by the defaulting Party within 30 days of receipt of a default notification sent by the other Party by certified mail, such other Party shall have the right to immediately terminate the Agreement by advising the other Party of the termination by registered letter, while reserving its rights for damages and interests it could claim under the present Agreement.

11.4     The present Agreement is entered into in strict compliance with work regulations. In the event one of the Parties should violate a work regulation, the other shall have the right to immediately terminate this Agreement upon sending a certified letter to the violating Party.

11.5     In case of termination, articles 6, 7, 8, and 12 shall continue to apply after the termination and/or cancellation whatever its cause may be.

ARTICLE 12 - LITIGATION

The Parties shall make their best efforts to resolve amicably any dispute that may arise in the performance of this Agreement. In the event a dispute cannot be resolved amicably by the Parties within two (2) months, it shall be submitted to the Paris "Cour d'Appel".

ARTICLE 13 - MISCELLANEOUS

13.1     Modifications

         Any modification to this Agreement shall be in writing and duly signed by authorized representatives of each Party.

13.2     Nature of the Agreement

It is understood and agreed that, by entering a cooperation arrangement according to the terms of this Agreement, the Parties do not intend to create a pooling of corporate or legal entities. In no event shall the present Agreement be construed as constituting a joint company of any form whatsoever between the Parties. Affectio societatis is expressly excluded. The present Agreement shall not result in the Parties having to share any losses or profits.

13.3     The fact that one of the Parties may not exercise any of its rights under the present Agreement at any time, and for any reason, shall not prevent such Party from exercising such rights at a later date and without notice.

13.4     In the event any term or provision of the present Agreement should be declared invalid or unenforceable by a competent jurisdiction, it shall be considered as if not written and all remaining provisions shall remain valid and enforceable. The Parties shall use their best efforts to replace the invalid or unenforceable provision by a valid and enforceable provision which is economically equivalent and consistent with the intent of the Parties when entering the present Agreement.

13.5     This Agreement and its Appendices constitute the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior statements, negotiations, commitments, oral or written communications, understandings and agreements between the Parties relating to the dispositions governed or anticipated by the present Agreement.

Executed in Fontenay-sous-Bois on April 3, 2001, in duplicate original copies.

FOR SORAPEC S.A.	FOR HELION S.A.
By:_________________________	By:______________________________

Appendix 1

WORK PROGRAM

Appendix 2

CONFIDENTIALITY AGREEMENT

Appendix 3

TECHNICAL DOMAINS